Exhibit 99.1

Sapu Nano to Present Everolimus Toxicology Data at SOT 2026 Annual Meeting

AGOURA HILLS, Calif., March 23, 2026 (GLOBE NEWSWIRE) – Oncotelic Therapeutics, Inc. (OTCQB:OTLC) (“Oncotelic”, the “Company” or “We” or “Our”), a leader in RNA-based therapeutics, announced today that its subsidiary Sapu Nano will present new data on everolimus toxicology, focusing on tissue concentration–driven effects, at the upcoming Society of Toxicology (SOT) 2026 Annual Meeting and ToxExpo, taking place March 22–25, 2026, in San Diego, California.

The presentation will be featured during the Poster Session: ADME/Toxicokinetics I:

●	Date: Monday, March 23, 2026
●	Time (Author Attended): 1:45 PM – 4:15 PM
●	Display Time: 9:00 AM – 4:30 PM
●	Location: Exhibit Hall B, San Diego Convention Center
●	Abstract #: 3539
●	Poster Board #: K692

Presentation Title:
“Everolimus Toxicology: Tissue Concentration Effects”

Authors:
W. Chang, N. Chang, T. Hoque, and C. Lee
Sapu Nano, San Diego, CA

This poster presents new findings that elucidate the relationship between tissue-level exposure of everolimus and organ-specific toxicological outcomes, advancing understanding beyond traditional plasma pharmacokinetics.

“These data underscore the importance of tissue pharmacokinetics in determining toxicity profiles for mTOR inhibitors such as everolimus,” said Wen-Han Chang PhD, Sr. Manager Nanomedicine. “Our findings provide a foundation for developing improved delivery strategies, including intravenous and nanoparticle-based formulations that better control biodistribution.”

The SOT Annual Meeting and ToxExpo is the leading international forum for toxicology, bringing together scientists from academia, industry, and regulatory agencies to present cutting-edge research in safety science and drug development.

Sapu Nano’s participation highlights its continued leadership in nanomedicine and advanced drug delivery, with a focus on enhancing therapeutic index through precise control of drug distribution at the tissue level.

For more information about the meeting, visit:
www.toxicology.org/2026 | #2026SOT | #ToxExpo

About Sapu Nano

Sapu Nano is a biotechnology company developing next-generation nanomedicine platforms to improve drug delivery, enhance therapeutic index, and unlock new clinical potential for established and novel therapeutics, with a primary focus in oncology.

About Oncotelic

Oncotelic (f/k/a Mateon Therapeutics, Inc.), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic has rare pediatric designation for Diffuse Intrinsic Pontine Glioma (“DIPG”) through OT-101 through its 45% joint venture, GMP Bio, melanoma (through CA4P) and its wholly owned subsidiary Sapu, and Acute Myeloid Leukemia (“AML” through OXi 4503). Oncotelic also acquired PointR Data Inc. in November 2019 to build an AI driven biotechnology company. Further, Oncotelic acquired AL-101, during the 4th quarter of 2021, for the intranasal delivery of apomorphine. We intend to develop AL-101 for the treatment of Parkinson Disease, erectile dysfunction, female sexual disorder and hypoactive sexual desire disorder. All these ailments have a very large population suffering from them and there is a need for treatments for each. For more information on AL-101, refer to our 2024 Annual Report on form 10-K filed with the SEC on April 15, 2025.

Oncotelic’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward looking statements contained in this press release include, but are not limited to, statements about future plans related to the operations of the JV, taking the JV into an initial public offering or the success thereof, the progress, timing of clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications as well as obtaining required regulatory approval to conduct clinical trials and upon granting of approval by the regulatory agencies, the successful marketing of the products; building and the success of our nanoparticle platform and the related success of launching the platform, the success of the launch of a company with a DAO infrastructure, the success of the entity and the plans surrounding the pet and animal health, the ability for the Company to register the tokens of Pet2DAO, the actual filing of a registration statement and approval of the PDAO, or any other tokens that we may launch, as registrable securities with the SEC through a registration statement, the ability of the tokens to be tradable or any value such tokens may have if they become tradable.. Each of these forward-looking statements involves risks and uncertainties, and actual results may differ materially from these forward-looking statements or may not occur at all. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes, taking the Company or its affiliates through initial public offerings. These risks are not exhaustive, the Company faces known and unknown risks, including the risk factors described in the Company’s 2024 Annual Report on Form 10-K filed with the SEC on April 15, 2025 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether because of new information, future events, or otherwise.

Contact Information:

For Oncotelic Therapeutics, Inc.:

Investor Relations

ir@oncotelic.com